Exhibit 99.2

“Special notice to shareholders in the United States

The new shares in Grupo Financiero Banorte, S.A.B. de C.V. (“Banorte”) have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or under any of the relevant securities laws of any state or other jurisdiction of the United States. The new shares in Banorte may not be offered or sold, directly or indirectly, in or into the United States (as defined in Regulation S under the Securities Act), unless registered under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act and in compliance with any applicable state securities laws of the United States. The new shares in Banorte will be offered in the United States in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

The merger between Grupo Financiero Interacciones, S.A.B. de C.V. (“Interacciones”) and Banorte (the “Merger”) described in this document involves the securities of Mexican companies. Information distributed in connection with the Merger and the related shareholder votes is subject to the disclosure requirements of Mexico, which are different from those of the United States. The financial information included or incorporated by reference in the document, if any, have been prepared in accordance with accounting standards in Mexico that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for Interacciones shareholders to enforce their rights and any claim they may have arising under the federal securities laws, since Interacciones and Banorte are located in a non-U.S. jurisdiction, and some of their respective officers and directors are residents of non-U.S. jurisdictions. Interacciones shareholders may not be able to sue Interacciones or Banorte or their officers or directors in court in Mexico for violations of the U.S. securities laws. It may be difficult to compel Interacciones or Banorte and their affiliates to subject themselves to a U.S. court’s judgment.

Interacciones shareholders should be aware that Banorte may acquire securities of Interacciones otherwise than under the Merger, such as in open market or privately negotiated purchases or at any time during the pendency of the proposed transaction.

This document has been translated from the Spanish-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Spanish-language original. Such Spanish-language original shall be the controlling document for all purposes.”

GRUPO FINANCIERO INTERACCIONES, S.A.B. DE C.V.

FIRST NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS

In accordance with a resolution of the Board of Directors and, pursuant to articles 179, 180, 181, 182, 183, 186 and 187 of the Commercial Entities General Law (Ley General de Sociedades Mercantiles) and forty-fourth and forty-sixth of the corporate bylaws of Grupo Financiero Interacciones, S.A.B. de C.V. (the “Company”), the shareholders of Company are hereby called to attend a Special General Meeting of Shareholders (the “Meeting”), that will be held at 11:20 am on December 5, 2017, at the Company’s corporate offices, located at Paseo de la Reforma 383, 13th floor, colonia Cuauhtémoc, 06500, delegación Cuauhtémoc, Mexico City, México, through which the following matters will be discussed:

AGENDA

I. Proposition, discussion and, as the case may be, approval of the financial statements of the Company as of September 30, 2017.

II. Proposition, discussion and, as the case may be, approval of the merger of the Company, as disappearing company, with and into Grupo Financiero Banorte, S.A.B. de C.V., as surviving company, subject to, among other conditions, obtaining authorizations from the corresponding authorities; adoption of resolutions for any other matter in connection with effecting actions that are convenient or necessary to effect the merger.

III. Appointment of Special Delegates to formalize and execute the corresponding resolutions adopted by the Meeting.

It is hereby communicated to the shareholders of the Company that the access cards to attend the Meeting will be delivered against the certificates of deposit issued by the S.D. Indeval, Institución para el Depósito de Valores, S.A. de C.V., and, as the case may be, the supplementary lists referred to in the Securities Law (Ley del Mercado de Valores). The access cards may be requested and will be delivered during business days and hours at the offices of the Company, located at Paseo de la Reforma 383, 12th floor, colonia Cuauhtémoc, 06500, delegación Cuauhtémoc, Mexico City, México, at the latest by December 4, 2017 at 14:30 pm.

The shareholders may attend the Meeting either personally or through a legal representative designated by means of a power-of-attorney granted pursuant to the forms prepared and delivered for such purposes by the Company, in accordance with articles 31 of Financial Groups Law (Ley para Regular las Agrupaciones Financieras) and 49 fraction III of the Securities Law (Ley de Mercado de Valores).

The forms of the powers of attorney, reports and documents relating to the agenda, including the corresponding Prospectus (Folleto Informativo) referred to in article 35 of the General Provisions Applicable to Issuers and other Securities Market Participants (Disposiciones de Caracter General Aplicables a las Emisoras y Otros Participantes del Mercado de Valores) issued by the National Banking and Securities Commission (Comision Nacional Bancaria y de Valores), will be available for the shareholders at the Company’s offices during business days and hours from and after the date of the publication of this notice.

Mexico City, Mexico, November 9, 2017

Lic. Manuel Velasco Velázquez
Secretary of the Board of Directors.